Exhibit 99.1

Press Release of the Company, dated March 9, 2005

Tejon Ranch Co. Reports Full Year 2004 Results of Operations

TEJON RANCH, California – (BUSINESS WIRE) – March 9, 2005 – Tejon Ranch Co. (NYSE:TRC), today announced net income of $389,000, or $.03 per share, for the year ended December 31, 2004. This compares to a net loss of $2,927,000, or $.20 per share, in 2003. For the fourth quarter of 2004, there was net income of $2,005,000, or $.12 per share, compared to a net loss of $1,320,000, or $.09 per share for the fourth quarter of 2003. All per share references in this release are presented on a fully diluted basis.

Revenue from continuing operations during 2004 of $20,912,000 is an increase of $5,664,000 when compared to the $15,248,000 of revenue from continuing operations during 2003. Total revenue for 2004 including interest and other income was $21,970,000 compared to $15,651,000 for 2003. Fourth quarter revenue from continuing operations of $9,358,000 during 2004 increased when compared to $6,688,000 of revenues from continuing operations for the fourth quarter of 2003. References to continuing operations refer to activities within our real estate commercial/industrial segment, real estate resort/residential segment, and farming segment.

“2004 was a year of improvement for us as we saw revenue from our core business segments grow and net income improve over the prior year. During 2004, we also continued to implement strategies to best utilize the great asset we have, which is our land, and move forward our long-term vision of providing Californians’ housing, employment, and lifestyle needs while conserving our best natural resources and creating value for our shareholders,” said Robert A. Stine, President and CEO of Tejon Ranch.

The net income from 2004 is comprised of a loss from continuing operations of $962,000, or $.06 per share, and income from discontinued operations of $1,351,000, or $.09 per share. This is compared to a loss from continuing operations of $3,169,000, or $.22 per share, and income from discontinued operations of $242,000, or $.02 per share, for the year 2003. All income from discontinued operations is net of applicable income taxes.

Net income for the fourth quarter of 2004 is comprised of income from continuing operations of $1,172,000, or $.07 per share, and income from discontinued operations of $833,000, or $.05 per share. This is compared to a loss from continuing operations of $1,666,000, or $.11 per share, and income from discontinued operations of $346,000, or $.02 per share, for the fourth quarter of 2003.

For 2004, increased farming revenues of $4,827,000 and improved commercial/industrial revenue of $837,000 drove the improvement in revenue. The increase in farming revenue was due primarily to higher prices and greater production within almonds, grapes, and pistachios. Commercial/industrial revenue growth was due to improvements in oil and mineral royalties and leasing revenues.

The improvement in income from continuing operations for 2004 is due to the increase in revenue as described above. Partially offsetting the improvement in revenue was an increase in expenses from continuing operations of $3,262,000 when compared to 2003 expenses from continuing operations. The largest component of the increase in expense was $2,145,000 of costs related to the 2004 stock incentive plan. This plan was approved in 2004 by our shareholders and provides for the granting of restricted stock and performance shares based on the achievement of performance and milestone objectives. Additional increases in expense involved higher staffing costs and higher professional service fees. Staffing costs increased due to additional staff and higher employee benefit costs. Professional service fees increased due to real estate entitlement activities, and internal audit costs and external audit fees increased due to Sarbanes-Oxley compliance work.

Offsetting the loss from continuing operations in 2004 were profits from discontinued operations, net of applicable taxes, of $1,351,000. The profits from discontinued operations were generated from the sale of our investment in Pacific Almond, an almond processing plant, and to the sale of three buildings in Phoenix, Arizona. Discontinued operations for 2004 and 2003 consisted of the operations of Pacific Almond and three commercial buildings in Phoenix, Arizona that were being held for sale.

The improvement in revenue from continuing operations during the fourth quarter of 2004 when compared to the same period of 2003 is due to improved almond and pistachio revenue within farming and to increased oil and mineral royalties and leasing revenue within our commercial/industrial segment.

Net income from continuing operations increased during the fourth quarter of 2004 due to the improvement in revenues during the quarter as just described. These improvements were partially offset by increased staffing costs, professional service fees, and stock compensation costs as described above.

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the development phase before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. During 2005, the Company expects to continue to invest funds toward the achievement of entitlements for its land and for infrastructure development within its active industrial development. The process of securing entitlements for its land is a long process and could take several years.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity process and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

5-5-5    TEJON RANCH CO. REPORTS 2004 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2004

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2004	2003	2004	2003
REVENUES:
Real Estate - Commercial/Industrial	$2,875	$2,129	$10,192	$9,355
Farming	6,483	4,559	10,720	5,893

Revenues from Continuing Operations	9,358	6,688	20,912	15,248

OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	649	(103)	2,027	2,317
Real Estate - Resort/Residential	(713)	(521)	(1,987)	(2,165)
Farming	3,668	(364)	3,772	(1,333)

Income from Operating Segments	3,604	(988)	3,812	(1,181)

Interest Income	524	12	1,026	366
Other Income	17	14	32	37
Corporate Expense	(2,557)	(1,291)	(6,623)	(4,032)

Operating Income(Loss) from Continuing Operations before Equity in Earnings of Unconsolidated Joint Ventures and Minority Interest	1,588	(2,253)	(1,753)	(4,810)

Equity in Earnings(Losses) of Unconsolidated Joint Ventures	222	(400)	7	(348)

Operating Income(Loss) from Continuing Operations	1,810	(2,653)	(1,746)	(5,158)
Income Tax Expense(Benefit)	638	(987)	(784)	(1,989)

Income(Loss) from Continuing Operations	1,172	(1,666)	(962)	(3,169)

Income from Discontinued Operations, Net of Applicable Income Taxes	833	346	1,351	242

Net Income (Loss)	$2,005	$(1,320)	$389	$(2,927)

Income(Loss) Per Share From Continuing Operations, Basic	$0.07	$(0.11)	$(0.06)	$(0.22)
Income(Loss) Per Share From Continuing Operations, Diluted	$0.07	$(0.11)	$(0.06)	$(0.22)

Net Income(Loss) Per Share, Basic	$0.12	$(0.09)	$0.03	$(0.20)
Net Income(Loss) Per Share, Diluted	$0.12	$(0.09)	$0.03	$(0.20)

For 2003, diluted net loss per share is based on the weighted average number of shares of common stock outstanding because the impact of stock options is antidilutive. For the year ended December 31, 2004 diluted net loss per share from continuing operations is based on weighted average number of shares of common stock outstanding because the impact of stock options is antidilutive.